Emerald Oil, Inc. Completes McKenzie County, North Dakota, Operated Acreage Acquisition

Denver, Colorado – October 8, 2012 – Voyager Oil & Gas, Inc. (doing business under the assumed business name of Emerald Oil, Inc.) (“Emerald” or the “Company”) (NYSE MKT: EOX) announces the closing of the previously announced acquisition of operated acreage in McKenzie County, North Dakota. Emerald acquired 4,453 net acres in McKenzie County, North Dakota for $3,200 per acre. The purchase included operating permits for 4 wells and a recently constructed well pad and tank battery at an additional cost of $1.18 million, for a total cash purchase price of $15.4 million.

About Emerald

Emerald is a Denver-based independent exploration and production company focused primarily on the development of their approximately 48,100 net acres in the Williston Basin in North Dakota and Montana, prospective for oil in the Bakken and Three Forks formations. The Company has also accumulated 45,000 net acres in the Sandwash Basin in northwest Colorado and southwest Wyoming, prospective for oil in the Niobrara formation, and 33,500 net acres in central Montana, prospective for oil in the Heath formation.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the securities laws. All statements other than statements of historical facts included herein may constitute forward-looking statements. Forward-looking statements in this document include statements regarding the expectations, anticipated benefits and closing of, and source of funds for, the acquisition transaction, the Company’s expectations regarding the Company’s operational, exploration and development plans, the Company’s expectations regarding drilling plans, the nature and amount of the Company’s reserves and expectations regarding production, revenues, cash flows and recoveries. Factors that could cause or contribute to such differences include, but are not limited to, fluctuations in the prices of oil and natural gas, uncertainties inherent in estimating quantities of oil and natural gas reserves and projecting future rates of production and timing of development activities, competition, operating risks, acquisition risks, liquidity and capital requirements, the effects of governmental regulation, adverse changes in the market for the Company’s oil and natural gas production, dependence upon third-party vendors, the failure to close the proposed acquisition and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.

Contact

Emerald Oil, Inc.

McAndrew Rudisill, President

or Marty Beskow, Vice President of Finance / Capital Markets

(303) 323-0008

info@emeraldoil.com

www.emeraldoil.com